UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2005

Sirna Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27914	34-1697351
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

185 Berry Street, Suite 6504
San Francisco, California 94107
(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 512-7624

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On Wednesday, September 28, 2005, Sirna Therapeutics, Inc. (the “Company”) entered into a Strategic Alliance Agreement (the “Agreement”) with Allergan, Inc. and affiliated entities (collectively, “Allergan”). A copy of the Company’s press release issued on Thursday, September 29, 2005 with respect to the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Agreement provides for a multi-year alliance with Allergan to develop Sirna-027, a RNAi-based therapeutic currently in Phase I for age-related macular degeneration (AMD), and to discover and develop other RNAi-based therapeutics against select gene targets in ophthalmic diseases. Under the Agreement, the Company will receive an initial license fee of $5 million as well as contract manufacturing revenues, and will be eligible for development milestones of up to $245 million in addition to research funding and royalties on the worldwide sales of products resulting from the alliance. The operations of the alliance will be managed by a Joint Steering Committee composed of members of both the Company and Allergan. Allergan will assume all development and future commercialization responsibilities for Sirna-027 and will bring to the alliance their proprietary ocular drug delivery technologies for the administration of RNAi-based therapeutics. Sirna will develop optimized lead compounds against Allergan’s identified gene targets, and Allergan will be responsible for all pre-clinical, clinical and commercialization activities for these compounds. The Agreement provides for customary confidentiality, cross-indemnification and termination provisions.

The foregoing summary of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2005.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibit

99.1	Press Release issued by Sirna Therapeutics, Inc. on September 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRNA THERAPEUTICS, INC.

Date: October 6, 2005	By:	/s/ Howard W. Robin

Name: Howard W. Robin Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Sirna Therapeutics, Inc. on September 29, 2005.